Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., November 3, 2011 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2011. InterMune also highlighted its recent business and clinical development activities, including the launch of Esbriet® (pirfenidone) in Germany.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “The third quarter was highlighted by the launch of Esbriet in Germany at the Annual Congress of the European Respiratory Society in late September, which provided an outstanding forum to roll out the Esbriet launch campaign. We are very pleased by the high level of awareness of and interest in Esbriet among German pulmonologists and the demand for Esbriet in Germany during the six weeks since launch is meeting our expectations. Looking beyond Germany, our plans are on schedule to make Esbriet available to patients in additional countries in Europe and our Phase 3 study ASCEND is on track with our expectation to complete enrollment in the first half of next year.”

Recent Clinical Development, Business Highlights and Upcoming Milestones

Esbriet® (pirfenidone):

•

Based on anticipated EU country reimbursement timelines, InterMune currently plans to launch Esbriet in France, Spain and Italy during the first half of 2012 and the United Kingdom in the third quarter of 2012. InterMune also plans to launch Esbriet in substantially all of the Top 10 EU countries by the end of 2012.

•	InterMune today reported that Austria is the third country in which InterMune has obtained a published price for Esbriet, in addition to Germany and Norway.

•

InterMune today reported that hundreds of patients have enrolled in the NPP across the EU countries, including Germany, and that it expects that virtually all NPP patients in Germany will be transitioned to commercial Esbriet by the end of 2011. InterMune’s Named Patient Program (NPP) allows qualified physicians to make Esbriet available to their IPF patients free of charge, if certain pre-specified medical criteria and conditions are met, before Esbriet is commercially available within a given country. The objective of the program is to allow physicians to gain first-hand experience with Esbriet prior to commercial availability. The NPP is focused on the major countries of Europe and is currently expected to continue until approximately mid 2012.

•

The long-term safety and tolerability of pirfenidone in patients with IPF was the subject of an oral presentation at the Annual Congress of the European Respiratory Society in Amsterdam. Data presented from the RECAP extension study showed that the very favorable safety profile of pirfenidone observed in CAPACITY remained consistent when pirfenidone treatment continued beyond three years. The incidence, severity and type of adverse events did not change and the effect of Esbriet on mortality was also maintained with longer Esbriet therapy. RECAP is a study of patients previously enrolled in the Phase 3 CAPACITY program. Patients who completed CAPACITY were eligible to roll into the open-label extension study with all RECAP patients receiving Esbriet. Of those who completed CAPACITY, 96% enrolled in RECAP.

•

On September 12, InterMune reported that patient enrollment in the Phase 3 pirfenidone study, ASCEND, in the United States and certain additional territories is on track with its expectation to fully enroll the study in the first half of 2012.

•

ASCEND is a double-blind, placebo-controlled trial of 52 weeks duration with a primary endpoint of change in Forced Vital Capacity (FVC) between baseline and Week 52. The trial will enroll approximately 500 IPF patients with mild-to-moderate impairment in lung function.

•	InterMune expects the trial to be fully enrolled during the first half of 2012, and that results from the study will be available in mid-2013.

Financial:

•

On September 19, 2011, InterMune completed a public offering of 4,600,000 shares of its common stock, including the underwriters’ over-allotment, with net proceeds to the company of $104.8 million (after payment of underwriting discounts and commissions, and expenses). InterMune also completed a concurrent public offering of $155.25 million aggregate principal amount of the company’s 2.50% convertible senior notes due 2018, including the Note underwriters’ over-allotment, with net proceeds to the company of $150.2 million (after payment of the underwriting discounts and commissions, and expenses).

Third Quarter and First Nine Months 2011 Financial Results (Unaudited)

InterMune reported total revenue in the third quarter of 2011 of $5.2 million, compared with $5.7 million in the third quarter of 2010. Total revenue in the third quarter of 2011 includes $0.1 million of Esbriet revenue from Esbriet in Germany, launched in late September. Total revenue in the third quarter of 2011 reflects a modest increase in Actimmune® (gamma interferon-1b) revenue to $5.1 million, and a decrease in collaboration revenue due to termination of the research collaboration with Roche, effective June 30, 2011.

Total revenue for the first nine months of 2011 was $17.8 million, compared with $17.6 million in the first nine months of 2010. Total revenue in the first nine months of 2011 reflects slightly higher collaboration revenue, partially offset by lower Actimmune revenue.

Actimmune revenue in both the three- and nine-month periods of 2011 includes off-label physician prescriptions of Actimmune for the treatment of IPF, which InterMune does not promote.

Research and development (R&D) expenses in the third quarter of 2011 were $17.0 million compared with $15.6 million in the third quarter of 2010, an increase of 9 percent. R&D expenses were $54.0 million for the nine months ended September 30, 2011, compared with $50.8 million in 2010, an increase of 6 percent. Higher R&D expenses reflect increased expenses due to the preparation and initiation of the ASCEND trial, partially offset by decreased expenses associated with a discontinuation of investment in the HCV portfolio following the divestiture of danoprevir in October of 2010.

Selling, general and administrative (SG&A) expenses were $24.0 million in the third quarter of 2011, compared with $10.9 million in the same period a year earlier, an increase of 120 percent. SG&A expenses were $63.3 million in the first nine months of 2011, an increase of 64 percent from $38.7 million in the same period of 2010. The increased spending for the three-month period in 2011 compared with the same period in 2010 is attributed to the creation of InterMune’s European infrastructure, including but not limited to additional headcount. The increased spending for the nine-month period in 2011 compared with the same period in 2010 can be attributed to the reasons noted above, and to legal costs in connection with the global prosecution of the company’s intellectual property portfolio, other regulatory and corporate matters, as well as in connection with indemnification obligations to its former CEO.

The net loss for the third quarter of 2011 was $38.2 million, or $0.63 per share, compared with a net loss of $24.3 million, or $0.44 per share, in 2010. Net loss for the first nine months of 2011 was $110.2 million, or $1.88 per share, compared with a net loss of $83.7 million, or $1.55 per share, in the comparable period of 2010.

As of September 30, 2011, InterMune had cash, cash equivalents and available-for-sale securities of approximately $468.2 million. The September 30 balances include net proceeds of $255.0 million from InterMune’s concurrent public offerings of common stock and convertible senior notes completed on September 19, 2011.

Guidance for 2011 Expenses

The company reiterated its forward-looking financial guidance for operating expenses in 2011.

•	R&D expense: anticipated to be in a range of approximately $85 to $95 million

•	SG&A expense: anticipated to be in a range of approximately $75 to $85 million.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss business highlights and financial results for the third quarter and first nine months of 2011. Interested investors and others may participate in the conference call by dialing 888-567-5125 (U.S.) or 706-643-9223 (international), conference ID# 22885421. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (international), and entering the conference ID# 22885421. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved worldwide for IPF, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial in the United States. Pirfenidone is also approved for the treatment of IPF in Japan, where it is marketed by Shionogi & Co. Ltd. under the trade name Pirespa®. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to commercial launch preparations for Esbriet® (pirfenidone) in the EU, anticipated timing of commercial launches and statements regarding anticipated timing of the ASCEND trial enrollment and availability of results. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2011

(the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (iv) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (v) risks related to unexpected regulatory actions or delays or government regulation generally; (vi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (vii) government, industry and general public pricing pressures; (viii) risks related to our ability to successfully launch and commercialize Esbriet in the EU, including successfully establishing a commercial operation in the EU and receiving favorable governmental pricing and reimbursement approvals in each EU country; and (ix) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® and Esbriet® are registered trademarks of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Revenue, net
Actimmune	$5,111	$4,836	$15,072	$15,174
Esbriet	118	—	118	—
Collaboration revenue	—	818	2,629	2,454

Total revenue, net	5,229	5,654	17,819	17,628
Costs and expenses:
Cost of goods sold	1,068	1,291	6,713	5,099
Research and development	17,045	15,623	53,967	50,824
Selling, general and administrative	23,983	10,884	63,294	38,747
Restructuring charges	—	110	—	1,371

Total costs and expenses	42,096	27,908	123,974	96,041
Loss from operations	(36,867)	(22,254)	(106,155)	(78,413)
Interest income	131	99	390	409
Interest expense	(1,281)	(2,100)	(4,154)	(6,279)
Other income (expense)	(227)	(29)	(322)	576

Net loss	$(38,244)	$(24,284)	$(110,241)	$(83,707)

Basic and diluted loss per share:
Net loss per share	$(0.63)	$(0.44)	$(1.88)	$(1.55)

Shares used in computing basic and diluted net loss per share	60,467	54,933	58,599	53,918

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30	December 31,
	2011	2010
Cash, cash equivalents and available-for-sale securities	$468,180	$295,073
Acquired product rights, net	19,500	—
Other assets	21,769	10,074

Total assets	$509,449	$305,147

Total other liabilities	$32,942	$26,547
Convertible senior notes	240,250	129,300
Stockholders’ equity	236,257	149,300

Total liabilities and stockholders’ equity	$509,449	$305,147

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